EXHIBIT 99.1

Press Release www.shire.com

Additional Listing

June 1, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that, following the General Meeting of the Company and the meeting of Baxalta Incorporated’s (“Baxalta”) shareholders on May 27, 2016, approving the Merger, Completion of the Merger is expected to occur on June 3, 2016.

Completion remains conditional upon the admission to the Official List of the UK Listing Authority and to trading on the main market for listed securities of the London Stock Exchange of 305,213,250 of the Company’s ordinary shares of 5 pence each fully paid (the “New Shire Shares”). Application has been made to the UK Listing Authority for the New Shire Shares to be admitted to the Official List and to the London Stock Exchange for the New Shire Shares to be admitted to trading on its main market for listed securities. The number of New Shire Shares is 0.49 per cent. higher than the number stated in the Prospectus. This is to reflect the increase in Baxalta’s issued share capital, due to the vesting of employee share awards, since the Prospectus publication date.

It is expected that admission will become effective and that dealings in the New Shire Shares will commence on the London Stock Exchange at 8.00 a.m. on June 3, 2016. When issued, the New Shire Shares will rank equally with the existing issued ordinary shares of the Company.

Subsequent to admission, the total number of ordinary shares of the Company in issue will be 906,536,483 with each ordinary share carrying the right to one vote. There are 7,971,461 ordinary shares held in treasury. The total number of voting rights in the Company will therefore be 898,565,022.

Unless stated otherwise, all defined terms used herein have the same meaning given to them in the Prospectus. Copies of the relevant resolutions passed at the General Meeting have been submitted to the National Storage Mechanism and are available for viewing at: www.morningstar.co.uk/uk/nsm.

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX